Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING LOSS OF $414 MILLION

QUARTERLY DILUTED OPERATING LOSS PER COMMON SHARE OF $3.65

Pembroke, Bermuda, April 28, 2011 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported a net loss available to common shareholders for the first quarter of 2011 of $384 million, or $3.39 per diluted common share, compared with net income of $112 million, or $0.79 per diluted common share, for the first quarter of 2010.

The operating loss1 for the first quarter of 2011 was $414 million, or $3.65 per diluted common share, compared with operating income of $96 million, or $0.67 per diluted common share, for the first quarter of 2010.

[1]

The presentation of operating income (loss) available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income (loss) to net income (loss) available to common shareholders (the most directly comparable GAAP financial measure) is provided in this release, as is a discussion of the presentation of operating income (loss).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

First Quarter Highlights2

•	Gross premiums written increased 9% to $1.5 billion;

•	Net premiums written increased 13% to $1.4 billion;

•	Net premiums earned increased 13% to $788 million;

•

Estimated pre-tax net losses (net of reinstatement premiums) of $87 million, $203 million and $287 million for Australian loss events, the Christchurch, New Zealand earthquake and the Japanese earthquake, respectively;

•	Combined ratio of 161.3%, compared to 98.3%;

•

Excluding the above catastrophe events, the first quarter combined ratio and current accident year loss ratio were 88.1% and 62.3% respectively, compared to 77.0% and 57.4% for the first quarter of 2010[3];

•

Net favorable prior year reserve development of $50 million, pre-tax, benefiting the combined ratio by 6.3 points, compared with $81 million in the prior year quarter, benefiting the combined ratio by 11.7 points;

•	Net investment income of $111 million, an increase of 6%;

•	Total return on cash and investments was 0.9% (pre-tax), compared to (0.3%) in the fourth quarter of 2010;

•	Shareholders’ equity of $5.2 billion; and

•	Diluted book value per common share of $35.69.

[2]	All comparisons are with the same period last year unless stated otherwise.
[3]	Includes the Chilean earthquake, Australian storms, European Windstorm Xynthia and U.S. winter storms

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the first quarter 2011 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “The first quarter of 2011 has been an extraordinarily challenging quarter, not only for AXIS but also for the industry as a whole, marked by an unprecedented series of natural catastrophes including one of the largest earthquakes ever recorded. The scale of these losses is indicative of the terrible human tragedies we have witnessed during the period and our deepest sympathies are with those who have suffered from these events.

Currently, there is great uncertainty within the industry over the scale and distribution of total insured losses, which we believe are likely to exceed $50 billion. Against the backdrop of this uncertainty, we believe that we have been prudent in estimating our catastrophe losses. Therefore, our results this quarter are heavily influenced by an accumulation of expensive major natural catastrophes, slow pick-up in demand for our products, and continuing low investment yields. On a positive note, these industry-wide pressures, coming on the back of four to five years of aggressive price competition, are now driving an earlier exit from the absolute bottom of the property and casualty pricing cycle in a number of lines. We believe our major global businesses stand to gain meaningfully in the coming year.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written in the quarter of $425 million, up 14% from the first quarter of 2010. This increase was primarily driven by our new Global Accident & Health operations. Net premiums written and earned increased 40% and 28%, respectively, during the first quarter of 2011; these increases were primarily due to the changes in our ceded reinsurance purchasing and increases in gross premiums written.

Our insurance segment reported an underwriting loss of $48 million for the quarter, compared to underwriting income of $33 million for the first quarter of 2010. The current quarter’s underwriting result reflected a combined ratio of 114.9%, compared with 87.2% in the prior year quarter. The segment’s current accident year loss ratio increased from 60.9% in the first quarter of 2010 to 85.9% this quarter, primarily due to estimated net pre-tax losses of $3 million, $20 million and $27 million (inclusive of related premiums to reinstate reinsurance protection) for the Australian events and the New Zealand and Japanese earthquakes, respectively, which added 15.1 points to the quarter’s loss ratio. Net

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

favorable prior period reserve development was $15 million, or 4.5 points, this quarter compared with $25 million, or 9.9 points, in the first quarter of 2010. Increased acquisition costs reflected changes in our ceded reinsurance purchasing effected during the second quarter of 2010, while the increase in general and administrative expenses reflected the continued build-out of the segment’s platform.

Reinsurance Segment

Our reinsurance segment reported gross premiums written in the quarter of $1.1 billion, up 7% from the first quarter of 2010. Premium growth in the quarter was primarily driven by the motor reinsurance line.

Our reinsurance segment reported an underwriting loss of $413 million for the quarter, compared to a loss of $5 million in the first quarter of 2010. The segment’s combined ratio increased from 101.1% in the first quarter of 2010 to 189.7% for the first quarter of 2011. The current accident year loss ratio increased from 89.5% in the first quarter of 2010 to 171.1% this quarter, largely due to estimated net pre-tax losses (net of reinstatement premiums) of $84 million, $183 million and $260 million for the Australian events and the New Zealand and Japanese earthquakes, respectively, which added 115.0 points to the quarter’s loss ratio. Net favorable prior period reserve development was $35 million, or 7.6 points, this quarter compared with $56 million, or 12.8 points, in the first quarter of 2010.

Investments

Net investment income for the quarter increased $6 million, or 6%, relative to the prior year quarter to $111 million. This increase was primarily due to higher returns from our alternative investments (“other investments”). Net investment income from fixed maturities was $89 million this quarter, compared with $91 million in the prior year quarter. The decline was primarily due to lower reinvestment yields, partially offset by a higher fixed maturity investment balance.

Net realized investment gains were $30 million, compared to net realized investment gains of $16 million in the prior year quarter.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capitalization at March 31, 2011 was $6.2 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity. At March 31, 2011, diluted book value per common share on a treasury stock basis was $35.69 and book value per common share was $41.17, compared to $39.37 and $45.60, respectively, as of December 31, 2010.

Subsequent to March 31, 2011, certain of our founding shareholders exercised their warrants on a cashless basis pursuant to the terms of the applicable warrant agreements, resulting in a lower number of shares being issued than the number of warrants exercised. Accordingly, we issued 11,852,589 shares upon the exercise of 18,102,623 warrants. In connection with the warrant exercise, we paid deferred dividends of $93 million to those warrant holders who chose the deferred cash option for dividends declared, which was included in other liabilities in the consolidated balance sheets at March 31, 2011. As of April 28, 2011, 1,697,839 warrants remain outstanding and will expire on November 20, 2011.

We did not repurchase any common shares under our authorized repurchase plan during the quarter. At April 28, 2011, we had approximately $593 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Friday April 29, 2011 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 5-3-3-4-8-5-6. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for 90 days by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 4-4-9-8-3-9. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2011 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2011 of $5.2 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	2011	2010
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,726,390	$10,482,897
Equity securities, available for sale, at fair value	502,096	349,254
Other investments, at fair value	554,113	519,296
Short-term investments, at amortized cost	132,512	172,719

Total investments	11,915,111	11,524,166
Cash and cash equivalents	963,266	929,515
Restricted cash and cash equivalents	122,923	115,840
Accrued interest receivable	94,013	96,364
Insurance and reinsurance premium balances receivable	1,880,305	1,343,665
Reinsurance recoverable on unpaid and paid losses	1,688,778	1,577,547
Deferred acquisition costs	498,598	359,300
Prepaid reinsurance premiums	212,808	221,396
Goodwill and intangible assets	102,847	103,231
Other assets	195,275	174,707

Total assets	$17,673,924	$16,445,731

Liabilities
Reserve for losses and loss expenses	$8,013,861	$7,032,375
Unearned premiums	2,938,328	2,333,676
Insurance and reinsurance balances payable	141,483	164,927
Senior notes	994,246	994,110
Other liabilities	231,523	275,422
Net payable for investments purchased	164,903	20,251

Total liabilities	12,484,344	10,820,761

Shareholders’ equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,958	1,934
Additional paid-in capital	2,074,982	2,059,708
Accumulated other comprehensive income	155,192	176,821
Retained earnings	3,853,076	4,267,608
Treasury shares, at cost	(1,395,628)	(1,381,101)

Total shareholders’ equity	5,189,580	5,624,970

Total liabilities and shareholders’ equity	$17,673,924	$16,445,731

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$788,201	$696,192
Net investment income	110,655	104,619
Other insurance related income	763	626
Net realized investment gains:
Other-than-temporary impairment losses	(2,155)	(6,957)
Portion of impairment losses transferred to other comprehensive income	215	1,449
Other realized investment gains	32,084	21,684

Total net realized investment gains	30,144	16,176

Total revenues	929,763	817,613

Expenses
Net losses and loss expenses	1,019,801	468,262
Acquisition costs	135,356	116,649
General and administrative expenses	116,520	99,769
Foreign exchange losses (gains)	15,058	(8,147)
Interest expense and financing costs	15,860	8,688

Total expenses	1,302,595	685,221

Income (loss) before income taxes	(372,832)	132,392
Income tax expense	1,709	11,361

Net income (loss)	(374,541)	121,031
Preferred shares dividends	9,219	9,219

Net income (loss) available to common shareholders	$(383,760)	$111,812

Per share data
Net income (loss) per common share:
Basic net income (loss)	$(3.39)	$0.87
Diluted net income (loss)	$(3.39)	$0.79
Weighted average number of common shares outstanding - basic	113,351	128,202
Weighted average number of common shares outstanding - diluted	113,351	142,176
Cash dividends declared per common share	$0.23	$0.21

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$424,991	$1,123,439	$1,548,430	$372,929	$1,052,272	$1,425,201
Net premiums written	289,316	1,111,463	1,400,779	206,812	1,036,823	1,243,635
Net premiums earned	327,648	460,553	788,201	256,281	439,911	696,192
Other insurance related income	763	—	763	626	—	626
Net losses and loss expenses	(266,633)	(753,168)	(1,019,801)	(130,703)	(337,559)	(468,262)
Acquisition costs	(42,079)	(93,277)	(135,356)	(31,141)	(85,508)	(116,649)
General and administrative expenses	(67,726)	(27,386)	(95,112)	(61,610)	(21,851)	(83,461)

Underwriting income (loss)	$(48,027)	$(413,278)	(461,305)	$33,453	$(5,007)	28,446

Corporate expenses			(21,408)			(16,308)
Net investment income			110,655			104,619
Net realized investment gains			30,144			16,176
Foreign exchange (losses) gains			(15,058)			8,147
Interest expense and financing costs			(15,860)			(8,688)

Income (loss) before income taxes			$(372,832)			$132,392

Net loss and loss expense ratio	81.4%	163.5%	129.4%	51.0%	76.7%	67.3%
Acquisition cost ratio	12.8%	20.3%	17.1%	12.2%	19.4%	16.7%
General and administrative expense ratio	20.7%	5.9%	14.8%	24.0%	5.0%	14.3%

Combined ratio	114.9%	189.7%	161.3%	87.2%	101.1%	98.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010

	(in thousands, except per share amounts)

Net income (loss) available to common shareholders	$(383,760)	$111,812
Net realized investment gains, net of tax(1)	(30,142)	(16,162)

Operating income (loss)	$(413,902)	$95,650

Net income (loss) per share - diluted	$(3.39)	$0.79
Net realized investment gains, net of tax	(0.26)	(0.12)

Operating income (loss) per share - diluted	$(3.65)	$0.67

Weighted average common shares and common share equivalents - diluted	113,351	142,176

Average common shareholders’ equity	$4,907,275	$4,938,132

Annualized return on average common equity	(31.3%)	9.1%

Annualized operating return on average common equity	(33.7%)	7.7%

(1)	Tax cost of $2 and $14 for the three months ended March 31, 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to those models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income, which is a “non-GAAP financial measure” as defined in Regulation G. Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income (loss) available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings (loss) per share - represents operating income (loss) divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income (loss) for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This presentation includes the use of “operating income (loss)” and “annualized operating return on average common equity”, which is based on the “operating income (loss)” measure. Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies. In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com